EXHIBIT 12.1

CONCHO RESOURCES INC.

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Six Months Ended June 30, 2012	Years Ended December 31,
		2011	2010	2009	2008	2007
	(in thousands, except ratios)
Income (loss) from continuing operations before income taxes	$567,094	$746,451	$285,926	$(35,901)	$429,469	$32,950
Interest expense	77,736	118,360	60,087	28,292	29,039	36,042
Rental expense attributable to interest	450	1,193	932	505	338	96

Earnings	$645,280	$866,004	$346,945	$(7,104)	$458,846	$69,088

Interest expense	$77,736	$118,360	$60,087	$28,292	$29,039	$36,042
Capitalized interest	—	73	184	66	1,233	2,647
Rental expense attributable to interest	450	1,193	932	505	338	96
Preferred stock dividends	—	—	—	—	—	45

Fixed charges and preferred stock dividends	$78,186	$119,626	$61,203	$28,863	$30,610	$38,830

Ratio of earnings to fixed charges(a)	8.25	7.24	5.67	(0.25)	14.99	1.78

Insufficient coverage	$—	$—	$—	$(35,967)	$—	$—

Ratio of earnings to fixed charges and preferred stock dividends(b)	8.25	7.24	5.67	(0.25)	14.99	1.78

Insufficient coverage	$—	$—	$—	$(35,967)	$—	$—

(a)	The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

—

earnings include income (loss) from continuing operations before income taxes, adjusted for interest expense and the portion of rental expense deemed to be representative of the interest component of rental expense; and

—	fixed charges consist of interest expense, capitalized interest and the portion of rental expense deemed to be representative of the interest component of rental expense.

(b)	The ratio has been computed by dividing earnings by fixed charges and preferred stock dividends. For purposes of computing the ratio:

—

earnings include income (loss) from continuing operations before income taxes, adjusted for interest expense and the portion of rental expense deemed to be representative of the interest component of rental expense; and

—

fixed charges and preferred stock dividends consist of interest expense, capitalized interest, the portion of rental expense deemed to be representative of the interest component of rental expense and preferred stock dividends.